EXHIBIT 5.1

WIGGIN & DANA LLP
400 Atlantic Street
Stamford, CT 06901
(203) 363-7600 (Phone)
(203) 363-7676 (fax)

May 17, 2002

Imagistics International Inc.
100 Oakview Drive
Trumbull, Connecticut 06611

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Imagistics International Inc. (the "Company"), relating to 1,000,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), to be issued under the Imagistics International Inc. Employee Stock Purchase Plan (the "Plan").

        As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, any original issuance Shares distributed pursuant to the Plan being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

        This opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Wiggin & Dana LLP